FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-189017-05

Sent: Thursday, July 17, 2014 5:05 PM
Subject: CGCMT 2014-GC23 -- X-B Final Pricing Details (Public)

CGCMT 2014-GC23 -- X-B Final Pricing Details (Public)

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Goldman, Sachs & Co.

Co-Managers: RBS Securities Inc. and Drexel Hamilton, LLC

Class	Moody's/Fitch/KBRA	Size($mm)	Spread	Coupon	Yield	$Px
X-B	Aa3(sf)/AAsf/AAA(sf)	129.367	T+123.7	0.319	3.659	2.15817

Anticipated Timing

Anticipated Closing:          Thurs, Aug 7th

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission ("SEC") (SEC File No. 333-189017) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.